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                                                                EXHIBIT 3.4

                                                          SECRETARY OF STATE
                                                       DIVISION OF CORPORATIONS
                                                       FILED 11:00 AM 08/06/1996
                                                          960228503 - 2377093

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                          FPA MEDICAL MANAGEMENT, INC.

        FPA Medical Management, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

        1. ARTICLE FOURTH of the Certificate of Incorporation of the Corporation, as amended, is hereby further amended to read in its entirety as follows:

                FOURTH: The aggregate number of shares which the Corporation shall have authority to issue is 100,000,000, to be divided into (a) 98,000,000 shares of Common Stock, par value $.002 per share, and (b) 2,000,000 shares of Preferred Stock, par value $.001 per share.

                The Board of Directors is hereby empowered to cause the Preferred Stock to be issued from time to time for such consideration as it may from time to time fix, and to cause such Preferred Stock to be issued in series with such voting powers and such designations, preferences and relative, participating, optional or other special rights as designated by the Board of Directors in the resolution providing for the issue of such series. Shares of Preferred Stock of any one series shall be identical in all respects.

        2. That the foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, FPA Medical Management, Inc. has caused this Certificate to be executed by its duly authorized officer, on this 9th day of August, 1996.

                                               FPA MEDICAL MANAGEMENT, INC.



                                               By: /s/ James A. Lebovitz
                                                   -----------------------
                                                   Name: James A. Lebovitz
                                                   Title: Senior Vice President